UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Arris Group, Inc.
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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2012

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 9, 2012, at 10:00 a.m. local time, for the purposes of:

1.	electing ten directors;

2.	voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in these proxy materials;

3.	ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2012; and

4.	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

These matters are more fully described in the proxy statement accompanying this notice.

As stockholders of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. A broker or other nominee will NOT be able to vote your shares with respect to the matters expected to be considered (other than matter (3) if you have not provided directions to your broker or other nominee. I strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder. Therefore, I urge you to promptly vote and submit your proxy by Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have submitted your proxy.

The Board of Directors fixed the close of business on March 16, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of our 2011 Annual Report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

Suwanee, Georgia

April 4, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 9, 2012

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2011 Form 10-K, the Proxy Statement and other materials are available over the Internet at www.arrisi.com/proxy.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

OF ARRIS GROUP, INC.

To Be Held May 9, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on May 9, 2012 at 10:00 a.m. local time at the Company’s corporate headquarters, and any adjournment(s) thereof. The Company’s corporate headquarters are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This proxy statement and form of proxy are first being mailed to stockholders on or about April 4, 2012.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, e-mail or letter. The costs of this solicitation will be borne by the Company. The Company will request brokerage houses, nominees and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation for a fee of approximately $8,000 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted IN FAVOR OF Proposal 1 to elect as directors the nominees listed below, IN FAVOR OF Proposal 2 to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement, IN FAVOR OF Proposal 3 to ratify the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2012, and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors fixed the close of business on March 16, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 115,392,279 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy, whether or not such proxy is voted.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or other issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies that contain a broker non-vote are counted towards a quorum and voted on the matters indicated. If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•

Proposal 1 (Election of Directors) — The nominees receiving the most votes will be elected. In the absence of a contested election, a nominee who does not receive the affirmative vote of a majority of the votes cast for the election of directors is required to tender his or her resignation. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

•

Proposal 2 (Approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials) — Approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials requires the affirmative votes of the holders of the majority of the vote cast on this proposal.

•

Proposal 3 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2012 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board of Directors acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at ten. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board. Mr. Petty, our current lead director, has determined not to stand for re-election to the Board of Directors at this year’s Annual Meeting. Mr. Petty has served on the Board of Directors since the Company’s initial public offering in 1993. His tenure has been exemplary and the Company extends its gratitude to Mr. Petty for his many years of invaluable service as a member of the Board of Directors. The independent members of the Board of Directors have appointed Mr. Harry Bosco to succeed Mr. Petty as Lead Independent Director commencing at the 2012 Annual Meeting.

The Company’s By-Laws provide for a majority voting standard in the election of Directors. The amendment provides, in the absence of a contested election (as defined in the By-Laws), each nominee shall be elected by the vote of a majority of the votes cast for such nominee. If a nominee who is an incumbent director (in the absence of a contested election) is not elected, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will consider the resignation and make a recommendation to the Board of Directors. The Board of Directors must determine whether to accept the resignation and must publicly disclose its decision and the rationale behind its decision within ninety days from the date of the certification of the shareholder vote. If a director’s resignation is accepted or a nominee who is not an incumbent director is not elected, the Board of Directors may fill the resultant vacancy by appointment or election or may reduce the size of the Board pursuant to the By-Laws of the Company.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2013

Name:	Alex B. Best
Age:	71
Director since:	2003
ARRIS Board Committees:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Other directorships:	Concurrent Computer Corporation (until December 2007)
Name:	Harry L. Bosco
Age:	66
Director since:	2002
ARRIS Board Committees:	Audit Committee, Compensation Committee, and Lead Independent Director commencing at the 2012 Annual Meeting
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer and President of OpNext, Inc. As of April 1, 2009, Mr. Bosco became the Chairman of the Board of OpNext, Inc. and in December 2010 assumed the role of interim Chief Executive Officer and President. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, Bell Labs, and AT&T.
Other directorships:	OpNext, Inc.
Name:	James A. Chiddix
Age:	66
Director since:	2009
ARRIS Board Committees:	Nominating and Corporate Governance Committee (Chairman)
Principal occupation and recent business experience:	Mr. Chiddix has over 35 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.
Other directorships:	Virgin Media, Inc., Dycom Industries, Inc., Symmetricom, Inc., Magnum Semiconductor, Vyyo Inc. (ceased to be public in December 2008), and OpenTV Corporation (director from 2004 to 2009)

Name:	John Anderson Craig
Age:	69
Director since:	1998
ARRIS Board Committees:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held various senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	CAE, Inc.
Name:	Andrew T. Heller
Age:	57
Director since:	December 2011
ARRIS Board Committee:	Nominating and Governance Committee
Principal occupation and recent business experience:	Mr. Heller is a member of the Nominating and Governance Committee. Mr. Heller is Vice Chairman of Turner Broadcasting System, Inc. based in Atlanta, GA. He also serves as senior adviser to TBS, Inc. Chairman and CEO Phil Kent on a host of business and corporate strategy-setting issues. Heller joined TBS in 1998. Most recently, he was president of domestic distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks. Previously, he was assistant general counsel of Time Warner Cable. Earlier, Heller served as associate counsel and senior counsel, litigation, for HBO.
Other directorships:	Chair of CTAM (Cable and Telecommunication Association for Marketing) Educational Foundation Board and is a member of the CTAM and Cable Center boards of directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications, serves as the Georgia regional admissions representative for Deerfield Academy and is chair of the New York Alpha chapter of his fraternity at Cornell University, Phi Kappa Psi.
Name:	Matthew B. Kearney
Age:	72
Director since:	2003
ARRIS Board Committee:	Audit Committee (Chairman) (Financial Expert)
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Name:	William H. Lambert
Age:	75
Director since:	1997
ARRIS Board Committees:	Compensation Committee (Chairman)
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1998.
Name:	Robert J. Stanzione
Age:	64
Director since:	1998
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc.
Name:	Debora J. Wilson
Age:	54
Director since:	April 2011
ARRIS Board Committees:	Audit Committee
Principal occupation and recent business experience:	Ms. Wilson is the former President and Chief Executive Officer (2004 through 2009) of The Weather Channel Inc., a leading multi-platform media organization. Prior to becoming the President and Chief Executive Officer of The Weather Channel, Ms. Wilson held other positions including Executive Vice President and Chief Operating Officer from 1994 to 2004. From 1979 through 1994, Ms. Wilson spent 15 years in the telecommunication industry at Bell Atlantic (now Verizon) and held management positions in network operations and new product development.
Other directorships:	Markel Corporation and InterNap Network Services Corporation Inc.
Name:	David A. Woodle
Age:	56
Director since:	2007
Principal occupation and recent business experience:	In April 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of NanoHorizons Inc., a nanotechnology company that specializes in producing nanosilver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated on December 14, 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

Each of the nominees brings a wealth of relevant business experience that continues to qualify the nominee for service on the Board:

Alex Best.    Mr. Best is a member of the Compensation and Nominating and Governance Committees. Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.).

Harry L. Bosco.    Mr. Bosco is a member of the Audit and Compensation Committees. Mr. Bosco has been elected as Lead Independent Director effective at the conclusion of Mr. Petty’s term at the 2012 Annual Meeting. Mr. Bosco brings to the Board broad recent experience as an executive, including being the CEO of a public company, in the telecommunication technology equipment supply business focused on telecom operators.

James A. Chiddix.    Mr. Chiddix is Chairman of the Nominating and Governance Committee. Mr. Chiddix has spent a career of 35 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of Open TV, a middle ware supplier to the cable industry.

John Anderson Craig.    Mr. Craig is a member of the Audit and Compensation Committees. Mr. Craig’s career was spent largely at Nortel Networks, Inc. and its affiliates and predecessors. Mr. Craig held various senior management positions culminating as Chief Marketing Officer. Mr. Craig brings a wealth of worldwide communication technology sales and marketing expertise to the Board relating to both the telecommunication operator and cable operator customer segments.

Andrew T. Heller.    Mr. Heller is a member of the Nominating and Governance Committee. Mr. Heller, our newest director, is Vice Chairman of Turner Broadcasting Systems, Inc. and brings to the board experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience. Mr. Heller was appointed as a member of the Board effective December 12, 2011.

Matthew B. Kearney.    Mr. Kearney is the Chairman of the Audit Committee and has been designated as the Audit Committee financial expert. He brings a wealth of financial expertise from public companies experience. Mr. Kearney is a CPA (inactive) and has served as the CFO of a major public company, Griffin Gaming and Entertainment, Inc. (formerly Resorts International). Mr. Kearney worked in public accounting for Price Waterhouse & Co.

William H. Lambert.    Mr. Lambert is the Chairman of the Compensation Committee. He brings a wealth of manufacturing and business operational experience as an equipment supplier to the cable industry to the Board. He was Chairman and CEO of TSX Corporation, a publicly traded company prior to its acquisition by ARRIS in 1997. Mr. Lambert completed a compensation committee leadership development program for directors at the Harvard Business School in 2006 and brings significant experience and public company compensation expertise to the Board.

Debora J. Wilson.    Ms. Wilson is a member of the Audit Committee. Ms. Wilson brings more than 30 years of business experience, most recently as chief executive officer of The Weather Channel Inc., a $500 million multi platform media company. In addition to her executive management background in the media industry, Ms. Wilson has extensive sales, marketing and product development experience with new technologies and corporate strategic analysis which provide a useful perspective to the Board from the media and content business point of view.

David W. Woodle.    Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems.

Robert J. Stanzione.    Mr. Stanzione is the Chairman and CEO of the Company and is the sole management director serving on the Board.

The Board of Directors believes that these nominees provide a good cross-section of skills and experience to the Board of Directors and that the stockholders of the Company would be well-served by these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL 2

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF EXECUTIVE

COMPENSATION AS DISCLOSED IN THESE PROXY MATERIALS

The Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration as required under the recently-enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The proposal enables our stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this proxy statement. Last year, shareholders voted to recommend and the Board approved a proposal that the frequency of these annual advisory votes be annual, and the Board has implemented that recommendation.

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Competitive Pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company.

•

Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with shareholders.    Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

At the 2011 Annual Meeting of Stockholders, the advisory vote on executive compensation proposal (the “say on pay” vote) received support from approximately 74% of votes cast. The Committee considered these results and, based on the significant approval of our stockholders, determined not to make any major changes to compensation plans and programs for fiscal year 2012. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2012.

The say-on-pay vote is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2012, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not ratify this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICTION OF THE

APPOINTMENTOF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 16, 2012, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares that may be acquired within 60 days	Total shares — percentage of class if > 1%(3)
Alex B. Best	55,900	2,200	*
Harry L. Bosco	56,200	2,200	*
James A. Chiddix	19,800	2,200	*
John Anderson Craig	85,900	2,200	*
Andrew T. Heller	—	1,150	*
Matthew B. Kearney	55,900	2,200	*
William H. Lambert	74,150	2,200	*
John R. Petty	80,500	2,200	*
Debora J. Wilson	9,100	2,200	*
David A. Woodle	42,751	174,160	*
Robert J. Stanzione	434,358	467,493	*
Lawrence A. Margolis	259,465	274,222	*
David B. Potts	60,331	112,897	*
Bruce McClelland	94,468	69,880	*
Ronald M. Coppock	92,437	103,320	*
All directors, nominees and executive officers as a group including the above named persons (19 persons)			2.9%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes an aggregate of 346,975 stock units awarded to directors (other than Mr. Stanzione) that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all equity awards that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 16, 2012, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	11,801,629	10.25%
Hotchkis and Wiley Capital Management, LLC(2)	7,441,163	6.30%
EARNEST Partners, LLC(3)	6,784,680	5.70%
Dimensional Fund Advisors LP(4)	6,335,924	5.37%
The Vanguard Group, Inc.(5)	6,031,542	5.11%

(1)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)

Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 5,416,463 shares, and sole dispositive power with respect to 7,441,163 shares. The address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Fl, Los Angeles, CA 90017.

(3)	EARNEST Partners LLC has sole voting power with respect to 2,280,687 shares, shared voting power with respect to 1,397,474 shares, and sole dispositive power with respect to 6,784,680 shares. The address for EARNEST Partners LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(4)	Dimensional Fund Advisors LP has sole voting power with respect to 6,131,422 shares, and sole dispositive power with respect to 6,335,924 shares. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	The Vanguard Group, Inc has sole voting power with respect to 187,296 shares, sole dispositive power with respect to 5,844,246 shares, and shared dispositive power with respect to 187,296 shares. The address for The Vanguard Group, Inc is 100 Vanguard Blvd, Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(3)
Equity compensation plans approved by security holders	11,001,033	$10.38	22,604,621
Equity compensation plans not approved by security holders	—	—	—

Total	11,001,033	$10.38	22,604,621

(1)	The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of stock options of 4,448,417 and restricted shares of 6,256,373.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	This represents securities available for future issuance under three plans. 17,397,402 stock options or 9,303,424 restricted shares are available under the ARRIS 2011 Stock Incentive Plan. The Plan has been designed to allow for flexibility in the form of awards; awards denominated in shares of common stock other than stock options and stock appreciation rights will be counted against the Plan limit as 1.87 shares for every one share covered by such an award. 1,317,690 shares are available under the 2001 Employee Stock Purchase Plan, which is in compliance with Section 423 of the U.S. Internal Revenue Code. 3,889,528 shares are available under the BigBand Networks, Inc. 2007 Equity Incentive Plan.

BOARD AND COMMITTEE MATTERS

DIRECTOR INDEPENDENCE

For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of the Nasdaq. It also considers the definitions of independence used in the Internal Revenue Code and Securities Exchange Act of 1934 for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The Board of Directors determines whether such transactions share any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arrisi.com under the caption Investor Relations: Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors, other than Robert J. Stanzione, who constitute a majority of the Board of Directors, meet the independence requirements for the committees on which they serve and for the Board. Mr. Stanzione, as the Company’s Chief Executive Officer and President, is not considered independent for any purpose.

RISKS DISCUSSION

On a periodic basis, the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the cable industry and its significant sales to the dominant cable MSOs are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management, as part of its strategic planning process and annual budget process, reviews with the Board of Directors (and with the Audit Committee with respect to certain financial risks) the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the Board of Directors informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transactions and issues. Similarly, on at least an annual basis, the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development programs that respond to those developments and risks.

COMPENSATION OF DIRECTORS

Cash Fees.    The non-employee directors receive director fees. During 2011, the Company paid its non-employee directors:

•	an annual cash retainer of $40,000 (paid in equal quarterly installments);

•	$1,000 for each committee meeting that they attended in person;

•	$1,000 for each teleconference committee meeting in which they participated; and

•	$500 for each in-person committee meeting that they attended by telephone.

The Lead Independent Director was paid an additional annual cash retainer of $10,000. Each member of the Audit Committee was paid an additional annual cash retainer of $5,000, and the respective Chairmen of our Board committees will continue to be paid the following additional annual cash retainers:

•	Audit Committee: $10,000

•	Compensation Committee: $7,500

•	Nominating and Corporate Governance Committee: $5,000

Stock Awards and Minimum Holding Requirement.    Each non-employee director also receives annual compensation paid in the form of stock units. Stock units vest in fourths in sequential calendar quarters. The number of units is determined by dividing the dollar amount of the award by the closing price of the Common Stock on the trading day preceding the day of grant rounded to the nearest one hundred units. One-half of the number of stock units converts, on a one-for-one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units convert, on a one-for-one basis, into shares of the Company’s Common Stock at a date selected by the individual director. The number of stock units that are granted to directors that they do not convert until no longer a director — i.e., a “hold until retirement” period — functions as a minimum holding requirement. The number of units held by each director that do not convert until he is no longer a director is set forth in the table below under the caption Director Compensation Table. In addition, the Company’s newly adopted Stock Ownership guidelines require directors to own three times their annual cash retainer ($40,000). For this purpose, stock units that have vested but not converted are treated as owned. Directors are given five years to obtain this ownership level initially or if they become non compliant for example because of a change in stock value. The Compensation Committee will review compliance with the guideline annually.

For 2011, the stock unit portion of director compensation was $100,000. Of the 2011 total award, $50,000 was issued in stock units as of January 3, 2011 and the remaining $50,000 was issued as of July 1, 2011. For 2012, the stock unit portion of director compensation will remain $100,000, $50,000 of which was issued as of January 2, 2012 and the remaining $50,000 will be issued on July, 1 2012.

Reimbursements.    Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organizations.

Liability Insurance.    The Company maintains customary directors’ and officers’ liability insurance and is obligated under its Bylaws to indemnify its officers and directors under certain circumstances.

Director Compensation Table.    The following table sets forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)		Total Compensation ($)	Shares Held Until Board Retirement
Alex B. Best	48,000	99,745		147,745	30,100
Harry L. Bosco	58,250	99,745		157,995	51,700
James A. Chiddix	51,125	99,745		150,870	12,950
John Anderson Craig	57,000	99,745		156,745	65,500
Matthew B. Kearney	60,500	99,745		160,245	39,300
William H. Lambert	50,500	99,745		150,245	75,550
John R. Petty	55,250	99,745		154,995	43,950
Debora J. Wilson	41,750	49,659	(3)	91,409	3,100
David A. Woodle	40,000	99,745		139,745	32,200

(1)	Mr. Stanzione, as an employee of the Company, receives no additional compensation for his service as a member of the Board. Mr. Heller, appointed in December of 2011, received no compensation during the last fiscal year.

(2)	The 2011 fiscal year stock awards compensation is comprised of half of the July 1, 2010 grant, all of the January 3, 2011 grant and half of the July 1, 2011 grant. The number of stock units granted on July 1, 2010 was 5,000 per member, which was determined by dividing $50,000 by the July 1, 2010 closing price of $10.18 per share and rounding up to the nearest one hundred units. The number of stock units granted in fiscal year 2011 was 8,500 per member, which was determined by dividing $50,000 by the January 3, 2011 closing price of $11.52 per share and rounding to the nearest one hundred units and $50,000 by the July 1, 2011 closing price of $11.79 per share and rounding to the nearest one hundred units. 2,500 units per member of the July 1, 2010 grant, 4,300 units per member of the January 3, 2011 grant and 2,100 units per member of the July 1, 2011 grant vested in 2011.

(3)	Ms Wilson joined the board in April 2011. The number of stock units granted in fiscal year 2011 was 6,200, which was determined by dividing $25,000 by the April 1, 2011 closing price of $12.45 per share and rounding to the nearest one hundred units and $50,000 by the July 1, 2011 closing price of $11.79 per share and rounding to the nearest one hundred units. 2,000 units of the January 3, 2011 grant and 2,100 units of the July 1, 2011 grant vested in 2011.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees. The table below shows membership as of April 2, 2012 for each of the Board committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Harry L. Bosco	Alex B. Best	Alex B. Best

John Anderson Craig	Harry Bosco	James A. Chiddix*

Matthew B. Kearney*	John Anderson Craig	Andrew T. Heller

Debora Wilson	William H. Lambert*

*	Committee Chairman

The Board of Directors held four regular meetings and two special meetings in 2011. During 2011, each of the directors attended 75% or more of the total of the four regular meetings held by the Board and the committees on which the director served.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. All of the Company’s directors attended the 2011 annual meeting of stockholders on May 25, 2011.

Audit Committee

The Audit Committee in 2011 consisted of Messrs. Kearney (Chairman), Bosco, Craig, and Wilson. Ms. Wilson joined the Audit Committee effective April 1, 2011. Mr. Petty, our lead director, ceased being a member of the Committee on March 1, 2011. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Board of Directors believes that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of the NASDAQ. The Board has identified Mr. Kearney as “audit committee financial expert,” as defined by the SEC. The Audit Committee held twelve meetings in 2011.

Compensation Committee

The Compensation Committee in 2011 consisted of Messrs. Lambert (Chairman), Best, Craig and Bosco, who became a member of the Committee on March 1, 2011. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2011. The Compensation Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors approves or ratifies all said compensation matters. The Compensation Committee held three meetings in 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee in 2011 consisted of Messrs. Chiddix (Chairman) (since March 2011) and Best. On March 1, 2011, Mr. Petty, our current Lead Independent Director, and Mr. Lambert, Chairman of the Compensation Committee, ceased being members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s operations are governed by a written charter that is available on the Company’s website at www.arrisi.com. The Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors. The Nominating and Corporate Governance Committee held one formal meeting in 2011, however there were several informal discussions and interviews conducted by committee members in connection with the selection and appointment of Ms. Wilson and Mr. Heller as directors of the Company. Mr. Heller became a member of the Committee on February 29, 2012.

The Nominating and Corporate Governance Committee supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general. The Nominating and Governance Committee together with the Board actively review succession issues and plans for both management and the Board of Directors.

With respect to the Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

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career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but may do so in the future.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

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written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

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the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

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any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number of shares held. For potential nominees to be considered at the 2013 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2012.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Technology Committee

The Technology Committee consists of Messrs Best (Chairman), Chiddix and Stanzione. The Technology Committee monitors the development of the Company’s technology and operates as an intermediary between the Company and its customers and the Technology Advisory Board of the Company. The Technology Committee held one meeting in 2011. The Technology Committee was dissolved in February 2012 as the Technology Advisory Board of the Company had ceased to serve as a meaningful vehicle for technology discussions with customers and was also disbanded.

Lead Independent Director

The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an Independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings and approves the information sent to the Board. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major shareholder and has various other communications and administrative responsibilities. The Company believes that having the Chief Executive Officer serve as Chairman, and having a separate Lead Director, is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company. Our current Lead Independent director, Mr. Petty, has determined not to stand for reelection to the Board of Directors at the 2012 Annual Meeting. Mr. Bosco has been appointed Lead Independent Director to succeed Mr. Petty commencing at the 2012 Annual Meeting.

COMMUNICATION WITH THE BOARD

Stockholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact independent.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Rule 3526, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to the Company with their independence.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In 2011, we had twelve meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission. In addition, we have appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for calendar year 2012, subject to stockholder ratification.

The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.

Matthew B. Kearney, Chairman

Harry L. Bosco

John A. Craig

Debora J. Wilson

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary

Each of the named executive officers has an employment agreement with the Company. Each agreement establishes the base salary for the officer, which is subject to annual review. The target bonus is established at 60% of base salary for each of the named executive officers, except Mr. Stanzione, whose target bonus is 100% of base salary. Each year the Compensation Committee establishes the performance criteria for the bonuses. The agreements also contemplate the grant of equity awards annually in the discretion of the Compensation Committee. The agreements renew annually automatically until the employee reaches age 65. In the event an executive is terminated without cause or in connection with a change of control of the Company, the executive is entitled to receive one year’s salary and bonus (two years in the case of Mr. Margolis and Mr. Potts and three years in the case of Mr. Stanzione); all unvested options and stock awards vest immediately and the executive is entitled to continued benefits, for example, life, medical and disability insurance, during the severance period (one, two or three years as noted above), and the executive is entitled to after tax reimbursement of excise and related taxes, if applicable.

The Compensation Committee reviews base salaries, bonus plans and equity awards annually. It regularly, but not necessarily annually, retains consultants, who are not engaged by management for any other matters, to review executive compensation levels compared to selected peer companies, companies in the technology industries generally and companies of similar size. In 2012, the Compensation Committee’s third-party consultants, in providing their conclusions and recommendations, reviewed with the Committee peer group and published survey compensation data, mix of pay data, shareholder return performance data, incentive pay data, equity compensation burn rates, equity compensation mix (that is the relative use of restricted stock, performance shares and options) and applied generally accepted compensation principles in reaching their conclusions. The Company has sought to establish salaries and annual bonus opportunities at between approximately the 50th and 75th percentile levels (with exceptions to recognize outstanding performance) and to have long term equity incentive opportunities at approximately the 75th percentile level. The survey conducted for the Committee’s deliberations for 2012 compensation decisions indicated that, taken as a whole, the Company’s base salaries for its named executive officers are at or moderately above median levels and the combination of base salaries and target annual incentive awards are also at or moderately above median levels. Target long term equity incentive compensation for the named executive officers in the aggregate is somewhat below the 75th percentile level and in the aggregate target total direct compensation (base salary, annual incentive targets and long-term incentives targets) are between the 50th and 75th percentile level.

Compensation has been actively managed. For example, in 2002, salary levels for executives were frozen for a year and during 2003 executive salaries were reduced by 5%. The reduction was reinstated in 2004. Raises were not reinstated above the 2002 level until 2005 (with the exception of Mr. Stanzione whose salary was not changed until 2006). In 2009, salary levels for executives and non-executives were frozen. Normal merit increases was reinstated in 2010, but not retroactively. For 2012 salary levels for executive officers only (with the exception of Mr. McClelland) remained unchanged from the 2011 level.

Risk Considerations

The Compensation Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for 2011, 80% of the incentives underlying annual cash bonuses were tied to Company performance, in particular consolidated adjusted direct operating income and consolidated sales. Since this metric has a company-wide focus, the Compensation Committee does not believe that it generally incentivizes high risk behavior by members of our management team in the same way, or to the extent, that annual bonuses based upon narrowly focused individual performance might. Similarly, the Company’s equity awards consist of restricted stock with four-year time-based vesting and performance-based restricted stock that vests based upon a three year total shareholder return measurement. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a substantial period of time. The Compensation Committee does not believe that this structure of equity awards incentivizes high risk behavior. Moreover, the level of compensation and awards, although highly competitive, are not believed to be large enough to induce high risk behavior or to distort the application of normal mature business judgment. Our compensation schemes are designed to be in place over several years and the Committee believes they are designed to reward sustained long term profitable growth of the Company. As a result, the Compensation Committee does not believe that the Company’s compensation programs for senior management are likely to lead to management’s taking on more risks than are appropriate from a sound business judgment prospective.

Compensation Discussion and Analysis (“CD&A”)

Overview

This CD&A describes the major elements of our compensation program for the named executive officers in the Summary Compensation Table later in this proxy statement (each a “named executive officer” or “NEO”). This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the named executive officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is composed entirely of independent directors, as determined under the applicable Nasdaq listing standards and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

The principal elements of our executive compensation program for 2009, 2010 and 2011 were:

•	Base salary;

•	Annual, performance-based cash incentives (“Bonus”);

•	Long-term equity incentives;

•	Benefits and perquisites; and

•	A change in control severance pay plan and other severance pay arrangements and practices.

Programs and Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Competitive Pay. Competitive compensation programs are essential to attract and retain a high-performing executive team, particularly for a technology focused company.

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Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

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Alignment with shareholders.    Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

Key Considerations

In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below:

Competitive Market Assessment.    We regularly, but not necessarily annually, conduct a competitive market assessment with a third party consultant for each of the three primary elements of our executive compensation program. Longnecker and Associates, Inc. was engaged for this purpose in connection with the annual compensation decisions for senior executives for the 2012 year. In setting executive compensation levels, the Compensation Committee reviewed with the third party consultants market data from the following sources:

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Peer Group Information.    The Compensation Committee considered information from the proxy statements of “peer group” public companies as reviewed by its third party consultants. The peer group is composed primarily of communications infrastructure companies. The peer group was selected by the Compensation Committee based on input from third party consultants and management. The following companies were included in our peer group for 2012:

Black Box Corporation	Mastec, Inc.
Ciena Corporation	Netgear, Inc.
Dycom Industries, Inc.	Plantronics, Inc.
Hughes Communications, Inc.	Polycom, Inc.
JDS Uniphase Corporation	Powerwave Technologies
Loral Space & Communications Ltd.	Tellabs, Inc.

•	Survey Data. Survey data as reviewed by our third party consultants, from various sources also were utilized, including the following:

•	Economic Research Institute, 2012 Executive Compensation Assessor Radford 2012 Technology Survey

•	Towers Watson 2011/2012 Top Management Compensation — Compensation Calculator

•	Mercer, Inc 2012 Executive Compensation Survey

•	World at Work 2011/2012 Total Salary Increase Budget Survey

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Information from an independent compensation consultant.    Our Compensation Committee also considers the recommendations provided by Longnecker & Associates, the independent third-party advisor retained by the Compensation Committee, and not retained by management for other matters.

The primary use of this data is to inform and confirm that the compensation and benefit level decisions of the Compensation Committee are consistent with industry levels generally and the Compensation Committee goals described in this proxy statement.

Our Financial and Strategic Objectives.    Each year our management team develops an annual operating plan or budget for the next fiscal year for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our named executive officers for the next year.

Considerations for Mr. Stanzione.    In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:

•	An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time (based on evaluations from the entire Board);

•	The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•	Other strategic and operational factors critical to the long-term success of our business;

•	The competitive market survey information described above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.    The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other named executive officers as well as:

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Mr. Stanzione’s assessment and recommendation of the named executive officer’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

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An evaluation of the skill set and experience of each named executive officer, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

Accounting, Tax and Financial Considerations.    The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:

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Our Stock Incentive Plan (“SIP”) and Annual Incentive Plan (“AIP”) were designed to generally allow for tax-deductibility of performance based stock awards, stock options, and annual cash incentive awards, respectively, under Section 162(m) of the Internal Revenue Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail later in this CD&A.

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We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control, comply with the recently implemented regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

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In recent years, the Compensation Committee has determined not to use stock options for long-term equity incentives. Since 2008, all awards have been made in the form of restricted stock with one-half of the awards granted to senior executives in the form of performance based restricted shares. Given the increasing trend in favor of using restricted shares instead of stock options, it is anticipated that future long-term equity awards will be in the form of restricted shares (including performance shares for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our named executive officers is discussed in greater detail later in this CD&A.

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The Company has adopted a “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (i) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the Executive, or (ii) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is effective with respect to compensation for the year 2009 and following and, in certain situations, prior compensation as well. The policy is discussed more fully later in this proxy statement.

Additional Information and Considerations

The Role of the Compensation Committee and Its Use of Advisors.    A summary of the role of the Compensation Committee is found in the section Board and Committee Matters in this proxy statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is posted on our website at www.arrisi.com.

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our named executive officers as compared to external benchmarks;

•	Market trends and competitive practices in executive compensation; and

•	The specific compensation package for Mr. Stanzione and other named executive officers.

Since 2008, the Compensation Committee engaged Longnecker and Associates as its independent consultant. In 2010, the focus of Longnecker and Associates was on long term equity practices since base salary was frozen in 2009. In connection with the 2011 and 2012 compensation decisions for senior executive, Longnecker and Associates was retained to review base salaries, annual incentives and long term equity incentives. The selection of Longnecker and Associates was made directly by the Compensation Committee. Longnecker and Associates provides no other compensation or benefit consulting services to ARRIS.

The Role of Executive Management in the Process of Determining Executive Compensation.    Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other named executive officers. Mr. Margolis, our Executive Vice President of Strategic Planning, Administration and Chief Counsel, is responsible for administering our executive compensation program. Mr. Potts, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets regularly in executive session without any members of the management team present and meets independently with the independent compensation consultant. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers subject, in the case of Mr. Stanzione, Chairman and CEO, to full board approval.

Equity awards are granted annually, generally between March and April depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grants and annual compensation adjustments, and incentive plan performance criteria generally will be decided simultaneously, although they may be implemented at various times. (For example, raises generally are effective April 1, while bonuses generally are paid earlier.) The exercise price for options and fair value for restricted stock are the closing price of the Common Stock on the date of grant.

Annual Cash Incentives

Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise, if any, in the relevant years and are set forth in the employment agreements of each executive officer. Mr. Stanzione’s bonus target is 100% of base salary. The remaining senior executives’ annual bonus targets are 60% of base salary. The maximum bonus payout for each of the named executive officers is 200% of the annual bonus target.

The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity within approximately the 50th to 75th percentile market levels based on the analysis described above. The Compensation Committee believes that variable pay target should be at this level to encourage and reward exceptional performance, while assuring in years where Company performance may be weaker that total cash compensation is less. The Compensation Committee believes based on the analysis and review of its independent compensation consultant that the bonus targets for the senior executives are between the 50th and 75th percentile.

Since 2008, annual incentives were measured not only by targeted financial performance (for 80% of the target bonus), but by individual assigned objectives that may be objectively or subjectively measured. Twenty percent of the target bonus for Mr. Stanzione and the other senior executives were based on assigned objectives. Specific financial performance criteria have varied; however, in 2008 and 2009, the only financial performance criterion was the achievement of budgeted adjusted direct operating income for the Company. The Compensation Committee chose a single profit metric in order to focus the senior executives as a team on earnings growth. The annual budget was developed by management and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure trends in the telecommunications industry generally and the cable segment of the telecommunications industry more specifically and the Company’s market share and market share growth. Commencing in 2010 40% of the annual incentive measurement has been based on budgeted adjusted direct operating income, 40% has been based on budgeted sales, and 20% has been based on assigned objectives. The change to two financial metrics was made to focus executive management as a team on both revenue and direct operating income growth.

For 2011, 80% of the target bonus was based on financial performance. The target for consolidated adjusted direct operating income (40% of the bonus) that would yield 100% payment of this component of the financial performance part of the targeted bonus for senior executives was $153 million. If actual adjusted direct operating income achieved was below approximately 85% of the target adjusted direct operating income for 2011, the bonus payout would have been zero. For performance in the range between that 85% threshold and 100% of targeted adjusted direct operating income, the bonus payout would have been between a 25% payout and 100% payout. For performance in the range between target and 125% of target, the bonus payout would have been between a 100% payout and 200% payout. For performance between these specific levels, bonus payouts were to be determined by straight line interpolation. Actual adjusted direct operating income performance for 2011 was approximately 78% of the target performance and, accordingly, this component of the financial performance portion of the bonus payout for direct operating income was zero. The target revenue component of the financial performance target (40% of the bonus) was based on a revenue target of $1,193 million for 100% payment. If actual revenue achieved was less than approximately 85% of target revenue for 2011, the payment would be zero. Performance between the 85% and 100% targets would result in payment between 25% and 100% of target. Performance at approximately 125% of target revenue would yield a payment of 200% of target and performance between 100% and 125% of targeted revenue would result in payment between 100% and 200%. Actual 2011 performance was approximately $1,084 million (excluding sales of BigBand) which was 91% of target and yielded a bonus payout of 58% for the targeted revenue part of the financial performance portion of the bonus.

The 20% assigned subjective portion of the bonus target was based on management objectives established by the Compensation Committee. Bonus awards for individual accomplishments of objectives can range from 0% to 200% of target. For 2011, the management objectives for the senior executives included:

1.	Lead Company through current economic cycle advancing strategic goals while remaining profitable

2.	Continue to diversify the business on a product and customer basis

3.	Communicate the ARRIS story to investors, shareholders and employees

4.	Develop cross-product line product strategy and end to end cross segment IP video strategy

5.	Use IT to reduce operating expense

6.	Measure, focus and motivate improvement on return on assets, return on equity, return on investment and cash generation

7.	Invest R&D dollars for short- and long-term return, and in particular focus on product migration for the long-term and for video opportunities

8.	Developed and execute on gross margin improvement plans

9.	Maintain and develop relationships with senior customer executives, expand customer base and grow strategic accounts

10.	Seek out, analyze and evaluate strategic acquisition opportunities

11.	Develop and implement strategies for litigation defense and cost control for pending and possible claims

12.	Develop teamwork, collaboration and success in planning throughout the organization

Based on the success of senior management, particularly with respect to initial market entry into the media gateway business, timely product development and cash generation, the specific management objective portion of the bonus paid out at approximately 103% of target in the aggregate for the named executive officers but individual allocations were adjusted based on individual and business unit performance as reflected in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation.

In the past seven years, bonuses have ranged from 0% to the maximum as achieved in 2005, 2006 and 2009 based on the performance criteria then in effect. Consistent with our pay-for-performance reward philosophy, no annual incentives were paid to our named executive officers in fiscal year 2003 because we did not achieve our pre-established financial goals in that year. In 2006 and 2007, we exceeded the budgeted amounts for our pre-established financial goals, which resulted in annual incentive payouts greater than 100% of the targeted amounts. In 2008, 91% of the financial performance target was achieved and the resulting payout was approximately 76% of target. In 2009, we achieved 146% of our target performance, and the financial portion of the bonus plan paid at 200% while in the aggregate the management objective portion was paid at 100%. In 2010, financial performance yielded a payout of approximately 63% of the financial performance targets while in the aggregate the management objective portion paid at 100%. In 2011, the financial performance targets yielded a payout of approximately 29% of the financial performance targets while in the aggregate the management objective portion paid at 103%

The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

The dollar amount of annual cash incentive bonus paid in 2011 to each of our named executive officers is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this proxy statement.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. For example, in 2007 the amount of bonus for executive officers was adjusted upward based on individual unit performance and business unit performance. The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee may also adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).

Long-Term Equity Incentives

We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:

•

Align the interests of our executive officers with the interests of our shareholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareholder value;

•	Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•	Provide financial incentive to retain our executives over a multi-year period.

The long-term incentive compensation for senior executives in the past three years has consisted of grants of restricted stock and performance-based restricted stock with time-based vesting. Previously, long-term incentive compensation consisted predominantly of stock options. During the past three years, the Company has included restricted stock to reduce the share dilution associated with option grants since restricted stock awards are for fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. Since 2008, the Company has used restricted shares instead of stock options also to maintain retention incentive even in challenging periods when our stock price may be depressed.

Since 2008, the Compensation Committee established an aggregate value for equity grants for Company wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the dollar value of the aggregate grants as a percentage of the Company’s total market capitalization. A value expressed in dollars was allocated to the senior executives based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. The value was awarded in shares of restricted stock. For Mr. Stanzione, the target value for long term incentives has been approximately 250% of base salary, and for the other senior executives, the value has ranged from approximately 150% to 220% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, at approximately the 75th percentile levels of the peer group and survey analysis described above to emphasize long term stock appreciation. The most recent survey data reviewed in connection with the Compensation Committee’s 2011 deliberations indicates that awards of long term incentives in 2011 for the named executive officers in the aggregate were modestly below the 75th percentile level.

One-half of the restricted stock awarded to the senior executives since 2008 have been in the form of performance shares.

For 2009, the performance criteria for performance shares were changed. The new criteria is based on the Company’s total shareholder return as compared to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of 2009. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return. Both 2009 and 2010 were transition years where a portion of the performance share awards were paid at 100% since the Company exceeded the three-year NASDAQ composite shareholder return in each of the previous three fiscal years. For 2009, two-thirds of the awards paid out at 100% vesting over two years on March 30, 2010 and 2011. The remaining one-third vested on January 31, 2012, and based on the three-year TSR, paid out at 50% of target value. The 2010 grant was similarly structured but only one-third of the grant was paid at 100% on the first anniversary of the grant date, and two-thirds is based on the TSR measurement and will vest on January 31, 2013. The 2011 and 2012 grants are 100% based on the TSR measurement and will vest on January 31, 2014 and 2015, respectively.

The specific numbers of restricted stock that were granted to each of our named executive officers in 2011 are set forth on the table entitled “Grants of Plan-Based Awards” in the executive compensation tables found later in this proxy statement.

Executive Stock Ownership Guidelines

The Company has revised its Share Ownership Guidelines in March 2011 to require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary. For Mr. Stanzione, the multiple is three times base salary; for Messrs. Margolis, Potts, Coppock and McClelland it is twice base salary. Each officer has five years to meet the guideline but generally must retain one half of the restricted shares, after tax, that vest and one half, after tax, of the shares purchased on exercise of options until the guideline is reached. The ownership guideline will reflect changes in base compensation and changes in stock price. The five year period to meet the guideline also applies to changes in the required level due to changes in the share price or applicable base salary. The Compensation Committee will review compliance with the guideline annually.

Summary Compensation Table

The summary compensation table below presents the “total compensation” earned by our Named Executive Officers during 2009, 2010 and 2011. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefit which will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. The compensation expense included in the “Stock Awards” and “Option Awards” columns likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our stock. The actual value realized by our NEOs from stock awards and options during 2011 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during 2011 can be found in the Grants of Plan-Based Awards table below.

Summary Compensation Table

				Equity-based Incentive Plan Compensation			Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)
Robert J. Stanzione	2011	765,500	—	1,855,454	—	330,000	13,081	56,234	3,020,269
Chief Executive, Chairman of the Board	2010	746,500	—	1,900,000	—	529,000	290,672	89,999	3,556,171
	2009	730,000	—	1,845,600	—	1,314,000	774,810	71,354	4,735,764

Lawrence A. Margolis	2011	403,500	—	717,772	—	105,000	529,591	23,749	1,779,611
Executive Vice Strategic Planning, Administration, Legal, HR, and Strategy, Chief Counsel, & Secretary	2010	393,500	—	734,950	—	167,270	227,890	41,061	1,564,671
	2009	386,000	—	711,325	—	417,000	406,199	48,070	1,968,594

David B. Potts	2011	407,250	—	717,772	—	105,000	241,068	22,776	1,493,866
Executive Vice President, Chief Financial Officer, and Chief Information Officer	2010	393,250	—	734,950	—	167,270	88,009	30,004	1,413,483
	2009	385,000	—	711,325	—	416,000	121,525	29,460	1,663,310

Bruce McClelland	2011	353,750		717,772	—	105,000	55,414	22,606	1,254,542
Group President	2010	326,250	24,000	734,950	—	141,504	16,532	31,956	1,275,192
	2009	300,000	46,000	711,325	—	324,000	9,758	27,860	1,418,943

Ronald M. Coppock	2011	344,750	—	683,628	—	100,000	201,165	20,368	1,349,912
President, Worldwide Sales	2010	332,500	—	679,987	—	141,504	78,911	31,458	1,264,360
	2009	325,000	—	653,650	—	351,000	112,121	35,252	1,477,023

(1)	The amount shown in this column would relate to any discretionary portion of the Annual Incentive Bonus for each NEO that was outside of the amount listed under the Non-Equity Incentive Plan Compensation column.

(2)

The amounts represent the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. The table reflects an estimated payout of 100%; if the maximum achievement of 200% is attained, additional awards of $307,600, $633,329 and $927,727 will be granted to Mr. Stanzione, $118,557, $244,988 and $358,886 to Messrs. Margolis, Potts and McClelland, and $108,944, $226,662 and $341,814 to Mr. Coppock, in 2009, 2010 and 2011, respectively. The values for awards from prior years were restated to reflect fair value on the grant date. Assumptions used in the fair value calculation of these awards are included in Note 18 of Notes to Consolidated Financial Statements in our 2011 Form 10-K and incorporated by reference into this Proxy Statement.

(3)	For 2011, the amount reflects annual bonus earned for 2011 performance (paid in 2012). Amount reflects the financial portion of the bonus plan paid at 29% while in the aggregate the MBO portion was paid at approximately 103%. For 2010, the amount reflects annual bonus earned for 2010 performance (paid in 2011). Amount reflects the financial portion of the bonus plan paid at 63% while in the aggregate the MBO portion was paid at 100%. For 2009, the amount reflects annual bonus earned for 2009 performance (paid in 2010). Amount reflects the financial portion of the bonus plan paid at 200% while in the aggregate the MBO portion was paid at 100%.

(4)	Change in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans. The change in pension value also does not include changes in Mr. Stanzione’s supplemental employee retirement plan which was frozen at age 62. Increases or decreases in value since then have been based upon the investment results of independently managed investment vehicles selected by Mr. Stanzione from a menu of vehicles made available by the Company without any above market or preferential earnings being provided by the Company.

(5)	Included in all other compensation for 2011 are a matching contribution by ARRIS Group Inc. into the 401(k) savings plan, the non-qualified 401(k) wrap plan, the incremental cost for supplemental life insurance coverage, expenses related to financial planning (except for Messrs. Potts and Coppock), and club membership fees (except for Messrs. Stanzione and McClelland). Effective March 31, 2010, the Company ceased providing or reimbursing executives for financial planning or club membership benefits.

Grants of Plan-Based Awards 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Award ($/sh)	Grant Date Fair Value of Award(5)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Stanzione	—	$192,500	$770,000	$1,540,000
	03/31/2011				36,410	72,820	145,640	72,820	$12.74	$1,855,454

Lawrence A. Margolis	—	60,900	243,600	487,200
	03/31/2011				14,085	28,170	56,340	28,170	$12.74	717,772

David B. Potts	—	61,650	246,600	493,200
	03/31/2011				14,085	28,170	56,340	28,170	$12.74	717,772

Bruce McClelland	—	54,000	216,000	432,000
	03/31/2011				14,085	28,170	56,340	28,170	$12.74	717,772

Ronald M. Coppock	—	52,200	208,800	417,600
	03/31/2011				13,415	26,830	53,660	26,830	$12.74	683,628

(1)	Grant date is the date the awards, in the form of restricted stock and performance shares, were made.

(2)

The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0% to 200% based upon the achievement of specified adjusted consolidated adjusted operating income and revenue levels for the Company in 2011. The plan would pay out $0 if actual results did not reach approximately 75% of the targeted adjusted operating income level and 85% of the targeted revenue level for 2011. The individually assigned objectives portion of the plan in the aggregate for the senior executives paid out at 100% of their portion of the targeted bonus. Overall bonus for the named executive officers paid out at approximately 44% of target bonuses. Bonus target payout levels are a percent of the 2011 base salary level; for Mr. Stanzione the percent is 100% of base salary and it is 60% of base salary for the other named executive officers. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity at Year End Table. For additional discussion of 2011 bonus payment, see “Compensation Disclosure and Analysis — Annual Cash Incentives.”

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the named executives in 2011 that were performance shares. The awards will be based on the three-year Total Shareholder Return, and the final payout of these shares can range from 0% to 200% of the target award. These shares will vest on January 31, 2014. The amounts reflected here are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(4)	The amounts shown under All Other Equity Awards reflect the number of restricted shares granted to the named executives on the grant date that are not performance shares. These shares vest annually over four years with the first vesting occurring on March 31, 2012. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflective herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Year End Table.

(5)	Represents the value at $12.74 of the March 31, 2011 equity awards to the named executives including the restricted shares described above in footnote four and the performance shares described above in footnote three (at 100%). All of these shares vest over three or four years as described above. The amounts reflected here are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Or Units of Stock Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares Or Units of Stock Not Vested ($)(2)
Robert J. Stanzione	—	—			72,820	(1)(3)	787,912	145,640	(4)	1,575,825
	—	—			58,593	(5)	633,976	104,167	(6)	1,127,087
	—	—			60,000	(7)	649,200	20,000	(8)	216,400
	—	—			47,086	(9)	509,471
	150,000	—	4.90	05/25/2014
	115,655	—	13.45	03/09/2014
	87,015	—	13.28	04/25/2013
	106,182	—	6.44	04/15/2012

Lawrence A. Margolis					28,170	(1)(3)	304,799	56,340	(4)	609,599
	—	—			22,665	(5)	245,235	40,293	(6)	435,970
	—	—			23,124	(7)	250,202	7,709	(8)	83,411
	—	—			16,126	(9)	174,483
	67,000	—	4.90	05/25/2014
	39,653	—	13.45	03/09/2014
	57,000	—	4.85	07/01/2013
	30,957	—	13.28	04/25/2013
	37,325	—	6.44	04/15/2012
	70,000	—	8.12	01/22/2012

David B. Potts	—	—			28,170	(1)(3)	304,799	56,340	(4)	609,599
	—	—			22,665	(5)	245,235	40,293	(6)	435,970
	—	—			23,124	(7)	250,202	7,709	(8)	83,411
	—	—			16,126	(9)	174,483
	39,653	—	13.45	03/09/2014
	30,957	—	13.28	04/25/2013

Bruce McClelland	—	—			28,170	(1)(3)	304,799	56,340	(4)	609,599
	—	—			22,665	(5)	245,235	40,293	(6)	435,970
	—	—			23,124	(7)	250,202	7,709	(8)	83,411
	—	—			13,545	(9)	146,557
	17,348	—	13.45	03/09/2014
	12,826	—	13.28	04/25/2013
	5,310	—	6.44	04/15/2012

Ronald M. Coppock	—	—			26,830	(1)(3)	290,301	53,660	(4)	580,601
	—	—			20,970	(5)	226,895	37,280	(6)	403,370
	—	—			21,250	(7)	229,925	7,084	(8)	76,649
	—	—			16,126	(9)	174,483
	39,653	—	13.45	03/09/2014
	23,218	—	13.28	04/25/2013

(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2011 of $10.82 per share.

(3)	Shares of restricted stock were granted on March 31, 2011 and vest annually over four years with the first vesting occurring on March 31, 2012.

(4)	Shares of restricted stock that are subject to performance measures were granted on March 31, 2011. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2014. Included in the table above is 200% of the target award.

(5)	Shares of restricted stock were granted on March 25, 2010 and vest annually over four years with the first vesting occurring on March 25, 2011.

(6)	Shares of restricted stock that are subject to performance measures were granted on March 25, 2010. 2/3 of these shares are subject to performance measures and 1/3 of these shares are fixed. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2013. Included in the table above is 200% of the target award. The fixed portion will vest on March 25, 2011.

(7)	Shares of restricted stock were granted on March 27, 2009 and vest annually over four years with the first vesting occurring on March 30, 2010.

(8)	Shares of restricted stock that are subject to performance measures were granted on March 27, 2009. These shares are subject to performance measures based on the three year Total Shareholder Return. The measurement period ended on December 31, 2011 and resulted in an achievement of 50% of the target award. These shares vested on January 31, 2012.

(9)	Shares of restricted stock were granted on March 28, 2008 and vest annually over four years with the first vesting occurring on March 28, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Robert J. Stanzione	665,000	1,580,297	177,650	2,198,192

Lawrence A. Margolis	70,000	173,288	65,873	815,217

David B. Potts	189,390	876,837	65,873	815,217

Bruce McClelland	—	—	60,104	742,867

Ronald M. Coppock	—	—	62,367	771,735

(1)	Amount shown for each named executive officer is the aggregate number of options granted in previous years that were exercised and sold during 2011 and the taxable compensation realized (aggregate sales price less aggregate exercise price) on such shares exercised and sold. The amounts are not reflected in the Summary Compensation Table.

(2)	Amounts shown for each named executive officer represent the aggregate number of shares of restricted stock granted in the previous years that vested during the calendar year. Vested shares may have been held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld for taxes. These amounts are not reflected in the Summary Compensation Table.

Executive Benefits and Perquisites

Primary Benefits.    Our named executive officers are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. We also maintain a nonqualified retirement plan and a nonqualified retirement savings plan in which our named executive officers are eligible to participate.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	5	93,422	—
	Non Qualified Plan	43	11,035,281	—

Lawrence A. Margolis	Qualified Pension Plan	18	422,550	—
	Non Qualified Plan	29	2,096,703	—

David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	16	636,074	—

Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	4	93,473	—

Ronald M. Coppock	Qualified Pension Plan	5	53,662	—
	Non Qualified Plan	15	531,090	—

The Company maintains qualified and non-qualified Defined Benefit pension plans. The qualified plan for the named executive officers has been frozen since December 31, 1999, and no further accrual of benefit under that plan has occurred since that date. Neither Mr. Potts nor Mr. McClelland participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the named executive officer’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the named executive officer’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the named executive officer’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Coppock are 64, 64 and 57 years of age, respectively, and thus could elect to retire immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. There is no lump sum payment option available, except for Mr. Stanzione (see below).

The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors.

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, Mr. Stanzione non qualified deferred benefit pension plan has several changes, in particular normal retirement age is 62, and a lump sum payment on termination is the form of payment. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate “Rabbi Trust” to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay subject to the Internal Revenue Service maximum contribution (which was $16,500 during 2011). The named executives participate in this plan and received the Company match, which could not exceed $9,800 for 2011.

In addition, effective as of July 1, 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the named executive officers, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. The tax law for 2011 disallows contribution on income above $245,000 or contributions more than $16,500. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.

The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the named executives, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.

The table below reflects the change in value of the named executive’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2011. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Stanzione
Frozen Plan	—	—	(42,386)	—	574,448
Active Plan	64,725	72,620	(17,488)	—	460,298
Lawrence A. Margolis
Frozen Plan	—	—	(20,345)	—	333,141
Active Plan	22,831	22,620	(685)	—	142,530
David B. Potts
Frozen Plan	—	—	—	—	—
Active Plan	8,145	14,518	(851)	—	53,079
Bruce McClelland
Frozen Plan	—	—	(1,775)	—	62,938
Active Plan	17,233	18,050	2,101	—	111,730
Ronald M. Coppock
Frozen Plan	—	—	(797)	—	66,897
Active Plan	14,588	17,540	(3,336)	—	130,695

(1)	Excludes deferral of bonuses paid in 2012 with respect to the 2011 calendar year.

(2)	Represents the company match made in 2011 for 2010 employee contributions.

Other Perquisites.    Historically, we have reimbursed certain club membership fees and airline club dues and paid for financial counseling services for our named executive officers. Effective March 31, 2010, the Company no longer reimbursed for club dues or financial counseling services.

Clawback Policy

In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arrisi.com under the caption Investor Relations.

The Company has implemented the Policy. Beginning in 2008, equity awards contemplated that the Board of Directors might adopt a clawback policy and the Compensation Committee made those awards subject to any policy that the Board of Directors ultimately adopted. Current and future long-term incentive awards and annual incentive awards will similarly be subject to the Policy.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Executive employment agreements were amended in November 2008 to comply with the timely payment and other provisions of Section 409A of the Internal Revenue Code and to harmonize certain benefits.

The employment agreements generally are one year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. The amendments provided not only 409A compliance provisions but also that outstanding equity awards of executives terminating their employment who are 62 years old or older with ten or more years of experience, will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition trade secret protection provisions of the agreement. The amendments also reflect the Rabbi Trust and funding elements described above with respect to the Company’s non-qualified defined benefit plan and the SERP of Mr. Stanzione. The term of Mr. Margolis’ contract is until he reaches age 65 subject to termination on 24 months’ notice. Mr. Stanzione agreement is terminable on 12 months’ notice. Also, Mr. Stanzione’s SERP benefit is frozen at his age 62 benefit amount, which amount will thereafter be credited with the investment returns or losses of the independently managed funds and investment vehicles elected by Mr. Stanzione from a menu of investment vehicles made available by the Company. Upon his retirement from the Company, Mr. Stanzione is entitled to receive a lump sum benefit.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2011.

Termination Benefit Table

	Duration(1)	Salary Benefit	Bonus(10)		Benefits	Accelerate Equity(11)	Total
Robert J. Stanzione	3 years	$2,310,000	$3,814,000	(6)	$79,117	$8,526,057	$14,729,175
Change in Control or Without “Good Cause”

Lawrence A. Margolis	2 years	812,000	334,540	(7)	38,517	2,353,913	3,538,969
Change in Control or Without “Good Cause”

David B. Potts
Death(2)	3 months	102,750	—		—	—	102,750
Disability(3)	6 months	205,500	—		10,379	—	215,879
Without “Good Cause”(4)	2 years	822,000	493,200	(8)	41,518	2,353,913	3,710,630
Change in Control(5)	2 years	822,000	583,270	(9)	41,518	2,353,913	3,800,700

Ronald M. Coppock
Death(2)	3 months	87,000	—		—	—	87,000
Disability(3)	6 months	174,000	—		12,222	—	186,222
Without “Good Cause”(4)	1 year	348,000	208,000	(8)	24,444	2,212,149	2,793,393
Change in Control(5)	1 year	348,000	246,252	(9)	24,444	2,212,149	2,830,845

Bruce McClelland
Death(2)	3 months	90,000	—		—	—	90,000
Disability(3)	6 months	180,000	—		9,482	—	189,482
Without “Good Cause”(4)	1 year	360,000	216,000	(8)	18,965	2,861,687	3,456,652
Change in Control(5)	1 year	360,000	267,752	(9)	18,965	2,861,687	3,508,404

(1)	Represents the termination period during which payments are made

(2)	Three months of salary continuation paid to NEO’s estate.

(3)	Six months of salary and benefits continuation paid.

(4)	Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)	Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)	Average of highest three bonuses earned in previous five years.

(7)	Most recent annual bonus paid or payable.

(8)	Target bonus equal to 60% of annual base salary.

(9)	Average of two prior paid annual bonuses.

(10)	Does not include bonus earned in 2011 but not paid until 2012: Stanzione ($330,000), Margolis ($105,000), Potts ($105,000), Coppock ($100,000) and McClelland ($105,000).

(11)	Applicable tax gross-up provision would not be triggered under the assumption of a change of control at December 31, 2011, except for Messrs. Stanzione and McClelland. The column reflects $2,376,987 and $535,701 in estimated gross-up payments for Messrs. Stanzione and McClelland, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

William H. Lambert, Chairman

Alex B. Best

Harry Bosco

John Anderson Craig

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•

any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2011 fiscal year nor are there any such transactions proposed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2012, subject to shareholder ratification. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2011 and 2010. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $1,908,196 and $1,655,142 in 2011 and 2010, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

Fees for audit-related services totaled $514,851 and $172,275 in 2011 and 2010, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $64,388 and $37,942 in 2011 and 2010, respectively.

All Other Fees

Fees for all other services not included above were $0 for both 2011 and 2010.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2012, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2013 Annual Meeting of Stockholders.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 4, 2012

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

May 9, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.arrisi.com/proxy

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	21033000000000001000 6	050912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡      Alex B. Best

¡      Harry L. Bosco

¡      James A. Chiddix

¡      John Anderson Craig

¡      Andrew T. Heller

¡      Matthew B. Kearney

¡      William H. Lambert

¡      Robert J. Stanzione

¡      Debora J. Wilson

¡      David A. Woodle

			3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2012.	☐	☐	☐
			4.	In their discretion, such other matters as may properly be brought before the meeting of any adjournment(s) thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

0                    ¢

ARRIS GROUP, INC.

3871 Lakefield Drive

Suwanee, GA 30024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Stanzione, Lawrence Margolis, and David Potts, and each of them, with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Arris Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 9, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

May 9, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.arrisi.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	21033000000000001000 6	050912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡   Alex B. Best

¡   Harry L. Bosco

¡   James A. Chiddix

¡   John Anderson Craig

¡   Andrew T. Heller

¡   Matthew B. Kearney

¡   William H. Lambert

¡   Robert J. Stanzione

¡   Debora J. Wilson

¡   David A. Woodle

			3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2012.	☐	☐	☐
			4.	In their discretion, such other matters as may properly be brought before the meeting of any adjournment(s) thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢